WILMINGTON FUNDS

FEE ALLOCATION LETTER

August 14, 2013

	WFMC Contractual Rate of Advisory Fee (bps):	Portion of WFMC Advisory Fee allocated to WTIA:	Contractual Rate of Subadvisory Fee (bps):
Prime Money Market Fund	40.00	0%	N/A
U.S. Government Money Market Fund	40.00	0%	N/A
U.S. Treasury Money Market Fund	40.00	0%	N/A
Tax-Exempt Money Market Fund	40.00	0%	N/A
Broad Market Bond Fund	50.00	80%	N/A
Intermediate-Term Bond Fund	50.00	20%	N/A
Short-Term Corporate Bond Fund	50.00	80%	N/A
Short Duration Government Bond Fund	50.00	80%	N/A
Municipal Bond Fund	50.00	0%	N/A
Maryland Municipal Bond Fund	50.00	0%	N/A
New York Municipal Bond Fund	50.00	0%	N/A
Large-Cap Strategy Fund	50.00	0%	N/A
Large-Cap Value Fund	70.00	0%	N/A
Large-Cap Growth Fund	85.00	30%	N/A
Mid-Cap Growth Fund	85.00	100%	N/A
Small-Cap Strategy Fund	55.00	0%	N/A

Small-Cap Growth Fund	85.00	0%	N/A
Strategic Allocation Aggressive Fund	50.00	80%	N/A
Strategic Allocation Moderate Fund	50.00	80%	N/A
Strategic Allocation Conservative Fund	50.00	80%	N/A
Multi-Manager International Fund	50.00	80%

All subadvisory fees are paid directly by the Fund.

Baring International Investment Limited (“Barings”) manages approximately 10% of the Fund’s total net assets. Barings’ fee is 45 bps of the average daily net assets allocated for its management.

Dimensional Fund Advisors L.P. (“Dimensional”) manages approximately 12% of the Fund’s total net assets. Dimensional’s fee is 45 bps of the first $50 million and 30 bps on assets in excess of $50 million of the average daily net assets allocated for its management.

LSV Asset Management (“LSV”) manages approximately 10% of the Fund’s total net assets. LSV’s fee is 49 bps of the average daily net assets allocated for its management.

Northern Cross LLC (“Northern”) manages approximately 29% of the Fund’s total net assets. Northern’s fee is 55 bps on the first $1 billion and 50 bps on assets in excess of $1 billion of the average daily net assets allocated for its management.

Parametric Portfolio Associates LLC (“Parametric”) manages two accounts for the Fund. The emerging markets account, representing approximately 18% of the total net assets, and the developed markets account, representing approximately 12% of the Fund’s total net assets. Parametric fees for the emerging market account are 80 bps on the first $100 million and 75 bps on assets in excess of $100 million on the average daily net assets allocated to the account. Parametric fees for the developed market account are 27.5 bps on the first $50 million and 20 bps on assets in excess of $50 million on the average daily net assets allocated to the account.

Multi-Manager Real Asset Fund * excludes any assets allocated to WFMC’s Inflation-Protected Debt Securities (“TIPS”) Strategy or the Enhanced Cash Strategy. Currently there are no assets allocated to the TIPS Strategy and 3% of net assets are allocated to the Enhanced Cash Strategy. WFMC’s fee for the TIPS Strategy is 57 bps on the first $25 million, 54 bps on the next $25 million, and 52 bps on asset in excess of $50 million of the average net assets allocated to the strategy. WFMC’s fee for the Enhanced Cash Strategy is 58 bps on the average net assets allocated to the strategy.	50.00	*	80%

All subadvisory fees are paid directly by the Fund.

EII Realty Securities, Inc. (“EII”) manages approximately 21% of the Fund’s total net assets. EII’s fee is fee is 65 bps on the first $100 million and 60 bps on assets in excess of $100 million of the average daily net assets allocated for its management.

CBRE Clarion Securities LLC (“CBRE”) manages approximately 14% of the Fund’s total net assets. CBRE’s fee is 65 bps of the first $50 million, 55 bps on the next $50 million, and 45 bps on assets in excess of $100 million of the average daily net assets allocated for its management.

HSBC Global Asset Management (France) (“HSBC”) manages approximately 11% of the Fund’s total net assets. HSBC’s fee is 20 bps on the first $100 million, 15 bps on the next $400 million, and 10 bps on assets in excess of $500 million of the average daily net assets allocated for its management.

Pacific Investment Management Company, LLC (“PIMCO”) manages approximately 27% of the Fund’s total net assets. PIMCO’s fee is 28.75 bps of the average daily net assets allocated for its management.

Multi-Manager Alternatives Fund	100.00	80%

All subadvisory fees are paid directly by the Fund.

Acuity Capital Management LLC (“Acuity”) manages approximately 15% of the Fund’s total net assets. Acuity’s fee is 100 bps of the average daily net assets allocated for its management.

ADAR Investment Management LLC (“ADAR”) manages approximately 10% of the Fund’s total net assets. ADAR’s fee is 100 bps of the average daily net assets allocated for its management.

Calypso Capital Management LP (“Calypso”) manages approximately 13% of the Fund’s total net assets. Calypso’s fee is 100 bps of the average daily net assets allocated for its management.

Madison Street Partners, LLC (“Madison”) manages approximately 11% of the Fund’s total net assets. Madison’s fee is 100 bps of the average daily net assets allocated for its management.

Parametric Risk Advisers (“Parametric”) manages approximately 12% of the Fund’s total net assets. Parametric’s fee is 90 bps of the average daily net assets allocated for its management.

TIG Advisors, LLC (“TIG”) manages approximately 10% of the Fund’s total net assets. TIG’s fee is 100 bps of the average daily net assets allocated for its management.

Contractual Rate of Administrative Fee:

Co-Administration fee for all Wilmington Funds is based on the Average Aggregate Daily Net Assets of the Trust as follows:

•	3.3 bps on first $5 billion

•	2 bps on next $2 billion

•	1.6 bps on next $3 billion

•	1.5 bps on assets in excess of $10 billion